November 14, 1995


PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York  10577

Dear Sir or Madam:

     I am Vice President and Assistant General Counsel of PepsiCo, Inc. (the "Company"), and have acted as its counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $4,587,000,000 of (i) the Company's debt securities, consisting of notes, debentures, and other evidences of unsecured indebtedness (the "Debt Securities"), proposed to be issued under an Indenture, dated as of December 14, 1994, between the Company and the Chase Manhattan Bank (National Association), as Trustee (the "Indenture"), included as an exhibit to the Registration Statement (as defined below), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), proposed to be issued under a debt warrant agreement to be entered into between the Company and The Chase Manhattan Bank, (National Association), as Debt Warrant Agent (the "Debt Warrant Agreement"), in substantially the form included as an exhibit to the Registration Statement, and (iii) other warrants, options, and unsecured contractual obligations of the Company (the "Shelf Warrants"), proposed to be issued under one or more shelf warrant agreements to be entered into between the Company and The Chase Manhattan Bank (National Association), or such other bank or trust company as may be identified in any supplement to the Prospectus filed as part of the Registration Statement (any such agreement a "Shelf Warrant Agreement"), in substantially the form to be filed as an exhibit to the Registration Statement at or prior to the issuance of any Shelf Warrants subject thereto.

     You have requested my opinion in connection with the Registration Statement on Form S-3 relating to the Debt
Securities, Debt Warrants and Shelf Warrants (collectively, the "Securities"), which Registration Statement is being filed by the Company with the Securities and Exchange on this date (the "Registration Statement").

     It is my opinion that the Securities have been duly authorized and will be duly, validly and legally issued and will be binding obligations of the Company when (i) with respect to the Debt Warrants, the Debt Warrant Agreement shall have been duly authorized, executed, and delivered,
(ii) with respect to any Shelf Warrant, the applicable Shelf Warrant Agreement shall have been duly authorized, executed, and delivered, (iii) the applicable provisions of the Act, of any other federal securities laws, and of the laws of such other jurisdictions as may be applicable to the Securities, shall have been complied with, and (iv) the Securities shall have been duly executed, authenticated, and delivered against payment therefore in the manner described in the aforementioned Registration Statement after it has become effective under the Act.

     The opinion expressed above should not be deemed to encompass compliance with any laws other than those of the State of New York, the corporation laws of the State of North Carolina, and the federal laws of the United States of America.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal
Matters". In giving this consent, I do not admit that I am in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                    Very truly yours,

                    /s/  DOUGLAS CRAM
                         Douglas Cram
               Vice President and Assistant General
                 Counsel